Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

●Net sales: $708.9 million, up 1.8% y/y
●Gross profit: $129.8 million, flat y/y
●Gross margin: 18.3%, down 30 basis points y/y
●Net income: $20.7 million, down 12.9% y/y
●Diluted EPS: $0.78, compared to $0.90 y/y

●Net sales: $2.8 billion, down 1.7% y/y
●Gross profit: $519.8 million, up 1.6% y/y
●Gross margin: 18.6%, up 60 basis points y/y
●Net income: $87.1 million, up 4.6% y/y
●Diluted EPS: $3.29, compared to $3.15 y/y

Merrimack, NH—February 5, 2025—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the fourth quarter and year ended December 31, 2024. The Company also announced that its Board of Directors declared a quarterly dividend of $0.15 per share of the Company’s common stock. Payment will be made on March 14, 2025, to shareholders of record on February 25, 2025.

“In 2024, we had record gross margins driven by sales of advanced technologies, which include cloud, software, and security solutions,” said Timothy McGrath, President and Chief Executive Officer of Connection. “Also, during the year we made significant investments to enhance our integrated solutions capabilities including AI and modern infrastructure. Moving forward, we believe that the market for IT products and solutions will gradually improve as the year progresses,” concluded Mr. McGrath.

Fourth Quarter of 2024 Results:

Net sales for the quarter ended December 31, 2024 increased by 1.8%, year over year. Gross profit was flat while gross margin decreased 30 basis points to 18.3%, compared to the prior year quarter. Net income for the quarter ended December 31, 2024 decreased by 12.9% to $20.7 million, or $0.78 per diluted share, compared to net income of $23.8 million, or $0.90 per diluted share, for the prior year quarter.

Performance by Segment:

●	Net sales for the Business Solutions segment decreased by 3.7% to $262.4 million in the fourth quarter of 2024, compared to $272.4 million in the prior year quarter. Gross profit decreased by 0.8% to $62.6 million in the fourth quarter of 2024, compared to $63.2 million in the prior year quarter. Gross margin increased by 70 basis points to 23.9% for the fourth quarter of 2024.
●	Net sales for the Public Sector Solutions segment increased by 42.9% to $143.7 million in the fourth quarter of 2024, compared to $100.6 million in the prior year quarter. Sales to the federal government increased by $41.1 million, while sales to state and local governments and educational institutions increased by $2.0 million, compared to the prior year quarter. Gross profit increased by 30.2% to $22.2 million in the fourth quarter of 2024, compared to $17.0 million in the prior year quarter. Gross margin decreased by 150 basis points to 15.4% for the fourth quarter of 2024.

●	Net sales for the Enterprise Solutions segment decreased by 6.4% to $302.7 million in the fourth quarter of 2024, compared to $323.5 million in the prior year quarter. Gross profit decreased by 9.3% to $45.0 million in the fourth quarter of 2024, compared to $49.6 million in the prior year quarter. Gross margin decreased by 50 basis points to 14.9% for the fourth quarter of 2024.

Sales by Product Mix:

●	Notebook/mobility and desktop sales increased by 14% year over year and accounted for 46% of net sales in the fourth quarter of 2024, compared to 41% of net sales in the fourth quarter of 2023.
●	Software sales decreased by 35% year over year and accounted for 9% of net sales in the fourth quarter of 2024, compared to 15% of net sales in the fourth quarter of 2023.
●	Servers/storage sales increased by 9% year over year and accounted for 8% of net sales in the fourth quarter of 2024, compared to 7% of net sales in the fourth quarter of 2023.
●	Networking sales decreased by 25% year over year and accounted for 8% of net sales in the fourth quarter of 2024, compared to 10% of net sales in the fourth quarter of 2023.
●	Accessories sales increased by 18% year over year and accounted for 12% of net sales in the fourth quarter of 2024, compared to 10% of net sales in the fourth quarter of 2023.

Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter of 2024 to $107.1 million from $101.8 million in the prior year quarter. SG&A as a percentage of net sales increased to 15.1%, compared to 14.6% in the prior year quarter. The increase in SG&A was driven by an increase in investments in resources to strengthen our sales, technical sales and services capabilities.

Interest income in the fourth quarter of 2024 was $4.8 million, compared to $4.1 million in the fourth quarter of 2023.

Cash and cash equivalents and short-term investments were $442.6 million as of December 31, 2024, compared to $297.2 million as of December 31, 2023. During the fourth quarter of 2024, the Company repurchased 69,366 shares of stock at an aggregate purchase price of $4.9 million.

Full Year 2024 Results:

Net sales for the year ended December 31, 2024 decreased by 1.7%, compared to the year ended December 31, 2023. Gross profit increased by 1.6% while gross margin expanded 60 basis points to 18.6%, compared to the year ended December 31, 2023. Net income for the year ended December 31, 2024 increased by 4.6% to $87.1 million, or $3.29 per diluted share, compared to net income of $83.3 million, or $3.15 per diluted share, for the year ended December 31, 2023. Adjusted Diluted Earnings per Share1 increased to $3.25 per share for the year ended December 31, 2024, compared to $3.23 per share for the year ended December 31, 2023.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, restructuring and other charges and non-routine legal settlements (“Adjusted EBITDA”)1 decreased 5% to $118.9 million for the year ended December 31, 2024, compared to $125.5 million for the year ended December 31, 2023.

1 Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP measures. See pages 9 and 10 for definitions and reconciliations of these measures.

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 5, 2025 at 4:30 p.m. EST to discuss its fourth quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;
●	the loss of any of our major vendors adversely affecting the number of type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at fourth-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
●	macroeconomic factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates reducing the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2023, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended December 31,
	2024	2023	% Change
Operating Data:
Net sales (in thousands)	$708,897	$696,466	2%
Diluted earnings per share	$0.78	$0.90	(13)%

Gross margin	18.3%	18.6%
Operating margin	3.2%	4.0%

Inventory turns (1)	23	17
Days sales outstanding (2)	72	73

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	36%	32%
Accessories	12	10
Desktops	10	10
Software	9	15
Displays and Sound	8	8
Net/Com Products	8	10
Servers/Storage	8	7
Other Hardware/Services	9	8
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	26,300	26,360
Closing price	$69.27	$67.21
Market capitalization (in thousands)	$1,821,801	$1,771,656
Trailing price/earnings ratio	21.1	21.3
LTM Net Income (in thousands)	$87,095	$83,271
LTM Adjusted EBITDA (3) (in thousands)	$118,936	$125,516

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, restructuring and other charges and non-routine legal settlements for the last twelve months. See page 8 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended December 31,
	2024		2023
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$302,711	14.9%	$323,469	15.3%
Business Solutions	262,440	23.9	272,437	23.2
Public Sector Solutions	143,746	15.4	100,560	16.9
Total	$708,897	18.3%	$696,466	18.6%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands, except per share data)	2024	2023	2024	2023
Net sales	$708,897	$696,466	$2,802,118	$2,850,644
Cost of sales	579,123	566,691	2,282,324	2,338,908
Gross profit	129,774	129,775	519,794	511,736
Selling, general and administrative expenses	107,136	101,831	422,317	405,896
Restructuring and other charges	—	—	415	2,687
Income from operations	22,638	27,944	97,062	103,153
Interest income, net	4,672	4,112	18,725	9,961
Other income	—	—	1,700	—
Income before taxes	27,310	32,056	117,487	113,114
Income tax provision	(6,589)	(8,278)	(30,392)	(29,843)
Net income	$20,721	$23,778	$87,095	$83,271

Earnings per common share:
Basic	$0.79	$0.90	$3.31	$3.17
Diluted	$0.78	$0.90	$3.29	$3.15

Shares used in the computation of earnings per common share:
Basic	26,289	26,305	26,322	26,287
Diluted	26,484	26,488	26,508	26,429

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(amounts in thousands)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$178,318	$144,954
Short-term investments	264,295	152,232
Accounts receivable, net	611,433	606,834
Inventories, net	95,054	124,179
Income taxes receivable	2,394	4,348
Prepaid expenses and other current assets	15,356	16,092
Total current assets	1,166,850	1,048,639
Property and equipment, net	52,520	56,658
Right-of-use assets	3,077	4,340
Goodwill	73,602	73,602
Intangibles, net	2,209	3,428
Other assets	1,096	1,714
Total Assets	$1,299,354	$1,188,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$300,242	$263,682
Accrued payroll	23,330	20,440
Accrued expenses and other liabilities	47,633	43,843
Total current liabilities	371,205	327,965
Deferred income taxes	15,091	15,844
Non-current operating lease liabilities	1,552	3,181
Other liabilities	516	624
Total Liabilities	388,364	347,614
Stockholders’ Equity:
Common stock	294	293
Additional paid-in capital	137,036	130,878
Retained earnings	837,466	760,898
Accumulated other comprehensive income	174	81
Treasury stock at cost	(63,980)	(51,383)
Total Stockholders’ Equity	910,990	840,767
Total Liabilities and Stockholders’ Equity	$1,299,354	$1,188,381

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands)	2024	2023	2024	2023
Cash Flows provided by Operating Activities:
Net income	$20,721	$23,778	$87,095	$83,271
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,166	3,198	12,984	12,654
Adjustments to credit losses reserve	1,084	33	1,914	1,847
Stock-based compensation expense	2,279	1,597	8,475	7,022
Deferred income taxes	(3,211)	(2,148)	(777)	(2,148)
Amortization of discount on short-term investments	167	(1,522)	(4,235)	(1,522)
Loss on disposal of fixed assets	9	9	58	572
Changes in assets and liabilities:
Accounts receivable	(27,441)	(19,270)	(6,513)	1,599
Inventories	18,637	18,064	29,125	84,503
Prepaid expenses, income tax receivable, and other current assets	6,095	1,016	2,690	(8,540)
Other non-current assets	92	(893)	618	(659)
Accounts payable	7,309	(502)	36,450	31,146
Accrued expenses and other liabilities	(3,659)	(11,071)	5,984	(11,791)
Net cash provided by operating activities	25,248	12,289	173,868	197,954
Cash Flows used in Investing Activities:
Purchases of short-term investments	(103,242)	(101,908)	(358,317)	(150,607)
Maturities of short-term investments	99,999	—	250,606	—
Purchases of equipment and capitalized software	(2,360)	(2,240)	(7,575)	(9,595)
Net cash used in investing activities	(5,603)	(104,148)	(115,286)	(160,202)
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	847	17,321	26,051	88,198
Repayment of short-term borrowings	(847)	(17,321)	(26,051)	(88,198)
Purchase of treasury shares	(4,643)	—	(12,375)	(5,392)
Dividend payments	(2,627)	(2,103)	(10,527)	(8,410)
Issuance of stock under Employee Stock Purchase Plan	571	552	1,108	1,089
Payment of payroll taxes on stock-based compensation through shares withheld	(2,139)	(2,145)	(3,424)	(3,015)
Net cash used in financing activities	(8,838)	(3,696)	(25,218)	(15,728)
Increase in cash and cash equivalents	10,807	(95,555)	33,364	22,024
Cash and cash equivalents, beginning of year	167,511	240,509	144,954	122,930
Cash and cash equivalents, end of year	$178,318	$144,954	$178,318	$144,954

Non-cash Investing and Financing Activities:
Accrued capital expenditures	$200	$90	$200	$90
Accrued purchase of treasury shares	$240	$—	$240	$—
Accrued excise tax on treasury purchases	$36	$54	$36	$54
Supplemental Cash Flow Information:
Income taxes paid	$4,762	$7,417	$29,295	$41,668
Interest paid	$1	$5	$6	$24

EBITDA AND ADJUSTED EBITDA

A reconciliation from Net Income to EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, restructuring and other charges and non-routine legal settlements. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended December 31,			LTM Ended December 31, (1)
(amounts in thousands)	2024	2023	% Change	2024	2023	% Change
Net income	$20,721	$23,778	(13)%	$87,095	$83,271	5%
Depreciation and amortization	3,166	3,198	(1)	12,984	12,654	3
Income tax expense	6,589	8,278	(20)	30,392	29,843	2
Interest income	(4,779)	(4,118)	16	(18,891)	(9,993)	89
Interest expense	107	5	2,040	166	32	419
EBITDA	25,804	31,141	(17)	111,746	115,807	(4)
Restructuring and other charges (2)	—	—	—	415	2,687	(85)
Legal settlement (3)	—	—	—	(1,700)	—	100
Stock-based compensation	2,279	1,597	43	8,475	7,022	21
Adjusted EBITDA	$28,083	$32,738	(14)%	$118,936	$125,516	(5)%

(1)	LTM: Last twelve months
(2)	Restructuring and other charges in 2024 and 2023 consisted of severance and other charges related to internal restructuring activities.
(3)	The Company recorded $1.7 million of income in other income as a result of a legal settlement received.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax plus or minus loss or income from non-routine legal settlements. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

	Three Months Ended December 31,			Year Ended December 31,
(amounts in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
Net income	$20,721	$23,778	(13)%	$87,095	$83,271	5%
Restructuring and other charges (1)	—	—	—	415	2,687	(85)
Legal settlement (2)	—	—	—	(1,700)	—	100
Tax benefit	—	—	—	332	(709)	(147)
Adjusted Net Income	$20,721	$23,778	(13)%	$86,142	$85,249	1%
Diluted shares	26,484	26,488		26,508	26,429
Diluted Earnings per Share	$0.78	$0.90	(13)%	$3.29	$3.15	4%
Adjusted Diluted Earnings per Share	$0.78	$0.90	(13)%	$3.25	$3.23	1%

(1)	Restructuring and other charges in 2024 and 2023 consisted of severance and other charges related to internal restructuring activities.
(2)	The Company recorded $1.7 million of income in other income as a result of a legal settlement received.